CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,150,000	$45.20

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $250,379.87 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $45.20 offset against the registration fee due for this offering and of which $250,334.67 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 28 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 108-A-II dated December 2, 2008	Registration Statement No. 333-155535 Dated December 15, 2008 Rule 424(b)(2)

Structured Investments

JPMorgan Chase & Co.
$1,150,000
8.00% (equivalent to 16.00% per annum) Upside Auto Callable Single Observation Reverse Exchangeable Notes due June 18, 2009 Linked to the Common Stock of Microsoft Corporation

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stock, to accept the risks of owning equities in general and the common stock of Microsoft Corporation, in particular, to assume the risk that the notes will be automatically called and the investor will receive less interest than if the notes are not automatically called, and, if the notes are not automatically called, to lose some or all of their principal at maturity.
  If the notes are not automatically called, the notes will pay 8.00% (equivalent to 16.00% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price of the Reference Stock has declined from the Initial Share Price by more than the Protection Amount ($7.616 initially) as described below. If the notes are automatically called you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing June 18, 2009*.
  If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.
  The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms —Payment at Maturity” below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 108-A-II, supersede the terms set forth in product supplement no. 108-A-II. Please refer to “Supplemental Terms of the Notes” in this pricing supplement for more information.

Key Terms

Reference Stock:	The common stock, par value $.00000625 per share, of Microsoft Corporation (The NASDAQ Stock Market symbol “MSFT”). We refer to Microsoft Corporation as “Microsoft.”
Interest Rate:	8.00% if the notes are not automatically called or 4.00% if the notes are automatically called (in each case equivalent to 16.00% per annum), paid monthly and calculated on a 30/360 basis.
Automatic Call:	If on the Call Date, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called.
Payment if Called:

If the notes are automatically called, on the Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Protection Amount:	$7.616, which is equal to 40.00% of the Initial Share Price, subject to adjustments.
Pricing Date:	December 15, 2008
Settlement Date:	On or about December 18, 2008
Call Date:	March 16, 2009*
Call Settlement Date:	March 19, 2009*, which is the third business day after the Call Date.
Observation Date:	June 15, 2009*
Maturity Date:	June 18, 2009
CUSIP:	48123LXP4
Interest Payment Date:

Interest on the notes will be payable monthly in arrears on the 18th calendar day of each month (each such date, an “Interest Payment Date”), commencing January 18, 2009, to and including the the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the Call Settlement Date, and will be payable on each Interest Payment Date occurring before the Call Settlement Date and on the Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Share Price has declined from the Initial Share Price by more than the Protection Amount ($7.616 initially). If the notes are not automatically called and the Final Share Price has declined from the Initial Share Price by more than the Protection Amount ($7.616 initially), at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Physical Delivery Amount:	52.5210 shares of the Reference Stock per $1,000 principal amount note, which is the number of shares equal to $1,000 divided by the Initial Share Price, subject to adjustments.
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments.
Initial Share Price:

$19.04, the closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 108-A-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date.
*

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-A-II.

Investing in the Upside Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 108-A-II and “Selected Risk Considerations” beginning on page TS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$36.50	$963.50

Total	$ 1,150,000	$36,500	$1,113,500

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $36.50 per $1,000 principal amount note on $1,000,000 aggregate principal amount notes sold in this offering and will use a portion of that commission to pay selling concessions to other dealers of $27.50 per $1,000 principal amount note.  This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 108-A-II. JPMSI did not receive any commission or pay any concessions on $150,000 aggregate principal amount of notes not purchased by investors in this offering and described in detail below.

The total aggregate principal amount of notes being offered by this pricing supplement were not purchased by investors in this offering.  JPMSI will retain the unsold portion of this offering of $150,000 aggregate principal amount and has agreed to hold such notes for investment for a period of at least 30 days.  This unsold portion may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan

December 15, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-A-II dated December 2, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated December 8, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 108-A-II dated December 2, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005840/e33746_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of this offering, the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 108-A-II, is not applicable. Instead, if the notes are not automatically called, whether you will receive at maturity the principal amount of your notes or a number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof) will depend on the closing price of the Reference Stock on a single day (the Observation Date) only, which we also refer to as the Final Share Price, as more fully described under “Key Terms — Payment at Maturity” in this pricing supplement. Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 108-A-II, and you should deem references in the accompanying product supplement no. 108-A-II to (a) “the Monitoring Period” to be “the Observation Date,” and (b) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date.”

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, 8.00% (equivalent to 16.00% per annum) interest over the term of the notes, or (2) if the notes are automatically called, 4.00% (equivalent to 16.00% per annum) interest from the issue date to but excluding the Call Settlement Date, each of which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, 8.00% (equivalent to 16.00% per annum) interest over the term of the notes, or (2) if the notes are automatically called, 4.00% (equivalent to 16.00% per annum) interest from the issue date to but excluding the Call Settlement Date. Interest will be payable monthly in arrears on the 18th calendar day of each month (each such date, an “Interest Payment Date”), commencing January 18, 2009, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the Call Settlement Date, and will be payable on each Interest Payment Date occurring before the Call Settlement Date and on the Call Settlement Date. Interest will be payable to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date or Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in January 2009 shall be payable on January 20, 2009.
  POTENTIAL EARLY EXIT WITH FULL PRINCIPAL PROTECTION AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on the Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the Call Settlement Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, your return of principal at maturity is protected so long as the Final Share Price does not decline from the Initial Share Price by more than the Protection Amount ($7.616 initially) on the Observation Date. However, if the notes are not automatically called, if the Final Share Price declines from the Initial Share Price by more than the Protection Amount ($7.616 initially), you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-A-II. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is automatically terminable in circumstances where the Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock from us (or, at our option, the cash value thereof) at maturity under circumstances where the payment at maturity is the Physical Delivery Amount and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation to purchase the Reference Stock. We intend to treat approximately 13.44% of each coupon payment as interest on the Deposit and the remainder as Put Premium. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an automatic call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Microsoft Corporation	PS-1
instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-A-II dated December 2, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal if the notes are not automatically called. If the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price has declined from the Initial Share Price by more than the Protection Amount ($7.616 initially). Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date or Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on the Call Date. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the Call Settlement Date.
  YOUR PROTECTION MAY TERMINATE ON THE OBSERVATION DATE — If the notes are not automatically called and the closing price of the Reference Stock on the Observation Date (i.e. the Final Share Price) declines below the Initial Share Price minus the Protection Amount ($7.616 initially), you will be fully exposed to any depreciation in the Reference Stock. Because the Final Share Price will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the Initial Share Price minus the Protection Amount ($7.616 initially). This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called, unless the Final Share Price has declined, as compared to the Initial Share Price, by more than the Protection Amount ($7.616 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in Microsoft, such as voting rights or dividend payments. In addition, Microsoft will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  NO AFFILIATION WITH MICROSOFT — We are not affiliated with Microsoft. We assume no responsibility for the adequacy of the information about Microsoft contained in this pricing supplement or in product supplement no. 108-A-II. You should make your own investigation into the Reference Stock and Microsoft. We are not responsible for Microsoft’s public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Microsoft, including extending loans to, or making equity investments in, Microsoft or providing advisory services to Microsoft. In addition, one or more of our affiliates may publish research reports or otherwise express

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Microsoft Corporation	PS-2
  opinions with respect to Microsoft, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Microsoft as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-A-II.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Microsoft is derived from publicly available sources and is provided for informational purposes only. According to its publically available filings with the SEC, Microsoft develops, manufactures, licenses and supports a range of software products for computing devices, and provides consulting and product support services. Microsoft also sells video game consoles and games, digital music and entertainment devices, and peripherals. The common stock of Microsoft, par value $.00000625 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Microsoft in the accompanying product supplement no. 108-A-II. Information provided to or filed with the SEC by Microsoft pursuant to the Exchange Act can be located by reference to SEC file number 001-14278, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information of the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 3, 2003 through December 12, 2008. The closing price of the Reference Stock on December 15, 2008 was $19.04. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Stock on the Call Date or the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Microsoft will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Microsoft Corporation	PS-3

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on the Call Date. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$19.00	• the Protection Amount (in U.S. dollars):	$7.60
• the Interest Rate:	8.00% (equivalent to 16.00% per annum) if the note is held to maturity 4.00% (equivalent to 16.00% per annum) if the note is automatically called

Hypothetical Closing Price on the Call Date	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**	Payment on Call Settlement Date**	Total Value of Payment Received at Maturity or on Call Settlement Date**

$18.05	$38.00	200.00%	$1,000.00	N/A	$1,000.00

$38.00	N/A	N/A	N/A	$1,000.00	$1,000.00

$18.05	$19.95	105.00%	$1,000.00	N/A	$1,000.00

$19.95	N/A	N/A	N/A	$1,000.00	$1,000.00

$19.00	$19.00	100.00%	$1,000.00	N/A	$1,000.00

$15.20	$11.40	60.00%	$1,000.00	N/A	$1,000.00

$19.00	$9.50	50.00%	52 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00

$9.50	$4.75	$25.00%	52 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00

$4.75	$0.00	0.00%	52 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00

**

Note that you will receive at maturity or on the Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the Call Date is $19.95. Because the closing price the Reference Stock of $19.95 on the Call Date is greater than the Initial Share Price of $19.00, the notes are automatically called and you will receive a payment on the Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The closing price of the Reference Stock on the Call Date was $18.05 and the Final Share Price is $19.95. Because the closing price of the Reference Stock of $18.05 on the Call Date was less than the Initial Share Price of $19.00, the notes are not automatically called. Because the Final Share Price of $19.95 is greater than the Initial Share Price of $19.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The closing price of the Reference Stock on the Call Date was $19.00 and the Final Share Price is $9.50. Because the closing price of the Reference Stock of $19.00 on the Call Date was equal to the Initial Share Price of $19.00, the notes are not automatically called. Because the Final Share Price of $9.50 is less than the Initial Share Price of $19.00 by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $9.50, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Example 4: The closing price of the Reference Stock on the Call Date was $15.20 and the Final Share Price of $11.40 is less than the Initial Share Price of $19.00 but does not decline by more than the Protection Amount
Because the closing price of the Reference Stock of $15.20 on the Call Date was less than the Initial Share Price of $19.00, the notes are not automatically called. Because the Final Share Price has not declined from the Initial Share Price by more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $11.40 is less than the Initial Share Price of $19.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, $80.00 over the term of the notes or (2) if the notes are automatically called, $40.00 from the issue date to but excluding the Call Settlement Date. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $19.04, the Protection Amount was $7.616 and the Physical Delivery Amount was 52.5210 shares of the Reference Stock, in each case subject to adjustments.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Microsoft Corporation	PS-4